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                                                                    Exhibit 23.2
The Board of Directors
Integrated Circuit Systems, Inc.:

We consent to incorporation by reference in this registration statement on Form S-3 of Integrated Circuit Systems, Inc. of our report dated August 4, 1997, relating to the consolidated balance sheets of Integrated Circuit Systems, Inc. and subsidiaries as of June 28, 1997, and June 29, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended June 28, 1997, which report appears in the June 28, 1997 annual report on Form 10-K of Integrated Circuit Systems, Inc.

/s/ KPMG Peat Marwick LLP

Philadelphia, PA
February 27, 1998